Exhibit 99.1

News Release

436 Seventh Avenue Pittsburgh, PA 15219-1800 412-227-2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Inc. Reports First Quarter 2005 Results

PITTSBURGH, May 12, 2005 – Sales for the quarter ended March 31, 2005 were $232.0 million as compared to $227.4 million for the prior year. The increase in sales of $4.6 million is a result of increased pricing from the US carbon materials and chemicals markets due primarily to higher raw materials costs, which more than offset lower volumes of railroad crossties in the US. Earnings before interest and taxes (EBIT) for the quarter were $15.0 million as compared to $10.8 million in 2004. The $4.2 million or 39% increase in 2005 EBIT compared to 2004 reflects increased profitability from the product mix in the US and Australasian carbon materials and chemicals businesses, which more than offset lower profits from the US railroad and utility businesses.

Net income for the quarter ended March 31, 2005 was $2.5 million compared to a net loss for the quarter ended March 31, 2004 of $0.1 million due to increased profitability of the US and Australasian carbon materials and chemicals businesses.

Borrowings, net of cash of $12.1 million at March 31, 2005, were $371.2 million compared to $371.0 million, net of cash of $14.8 million, at December 31, 2004. Cash flows from operations for the first quarter of 2005 were $3.7 million compared to $4.4 million in the first quarter of 2004, as higher income in 2005 was more than offset by an increase in working capital requirements. A dividend of $25 million was paid in January 2004.

Commenting on the first quarter, President and CEO Walter W. Turner said, “I am very pleased with the results for the first quarter. They were well above prior year and above our expectations. The operating results for the first quarter of 2005 were positively impacted by the strength of sales in the US carbon materials and chemicals businesses. Our Australasian carbon materials and chemicals businesses, including our Chinese joint venture, also reported significant profit improvements over the prior year quarter. We continue to focus on cost reduction initiatives as a way to improve our competitiveness. Based on our first quarter performance, I believe that we are well positioned to achieve our 2005 targets.

“We continue to be driven by our strategy of providing our customers with the highest quality products and services while continuing to focus on safety, health and environmental issues.”

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates 38 facilities in the United States, United Kingdom, Denmark, Australia, China, the Pacific Rim and South Africa. The Company is a wholly owned subsidiary of KI Holdings Inc. The stock of KI Holdings Inc. is shared by a large number of employee investors and by majority equity owner Saratoga Partners of New York, N.Y.

Koppers management will conduct a conference call on Friday, May 13, 2005, beginning at 2:30 pm (ET) to discuss the Company’s performance. Investors and bondholders may access the live audio broadcast by dialing 877 809 9521 (US/Canada) or 706 643 9697 (International), Conference ID 6281902. Investors are requested to access the call at least 5 minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available two hours after the call’s completion. To access the recording, dial 800 642 1687 (US/Canada) or 706 645 9291 (International), Conference ID 6281902. The recording will be available for replay through June 13, 2005.

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

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KOPPERS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In millions)

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Net sales	$232.0	$227.4
Operating expenses:
Cost of sales	193.8	195.2
Depreciation and amortization	8.0	8.2
Selling, general and administrative	15.4	13.3

Total operating expenses	217.2	216.7

Operating profit	14.8	10.7
Other income	0.2	0.1

Income before interest expense, income taxes and minority interest	15.0	10.8
Interest expense	9.3	8.9

Income before income taxes and minority interest	5.7	1.9
Income taxes	2.3	1.0
Minority interest	0.9	1.0

Net income (loss)	$2.5	$(0.1)

KOPPERS INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12.1	$14.8
Accounts receivable less allowance for doubtful accounts of $0.9 in 2005 and 2004	119.2	113.0
Inventories:
Raw materials	72.5	79.9
Work in process	4.3	4.4
Finished goods	72.6	68.6
LIFO reserve	(18.7)	(18.4)

Total inventories	130.7	134.5
Deferred tax benefit	10.3	10.3
Other	9.3	7.6

Total current assets	281.6	280.2
Equity in non-consolidated investments	3.1	2.9
Fixed assets	508.3	511.8
Less: accumulated depreciation	(355.8)	(355.1)

Net fixed assets	152.5	156.7
Goodwill	38.0	38.4
Deferred tax benefit	47.5	49.3
Other assets	23.2	24.2

Total assets	$545.9	$551.7

KOPPERS INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions except per share amounts)

	March 31, 2005	December 31, 2004
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$73.9	$77.0
Accrued liabilities	63.3	64.7
Revolving credit	21.6	20.6
Current portion of term loans	2.5	2.5

Total current liabilities	161.3	164.8
Long-term debt:
Revolving credit	36.6	38.9
Term loans	2.6	3.8
Senior Secured Notes due 2013	320.0	320.0

Total long-term debt	359.2	362.7
Other long-term reserves	86.2	86.2

Total liabilities	606.7	613.7
Minority interest	11.4	10.6
Senior Convertible Preferred Stock, $.01 par value per share; 10.0 shares authorized; 0.0 shares issued in 2005 and 2004	—	—
Common stock, $.01 par value per share; 37.0 shares authorized, 0.0 shares issued in 2005 and 2004	—	—
Capital in excess of par value	8.7	8.7
Receivable from Director for purchase of common stock	(0.6)	(0.6)
Retained (deficit)	(74.1)	(76.7)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	11.4	13.6
Minimum pension liability, net of tax	(17.6)	(17.6)

Total accumulated other comprehensive loss	(6.2)	(4.0)

Total liabilities and stockholders’ equity	$545.9	$551.7

KOPPERS INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Cash provided by operating activities	$3.7	$4.4
Cash provided by (used in) investing activities:
Capital expenditures	(3.7)	(2.8)
Other	0.2	0.1

Net cash (used in) investing activities	(3.5)	(2.7)
Cash provided by (used in) financing activities:
Borrowings from revolving credit	65.0	69.7
Repayments of revolving credit	(66.2)	(44.3)
Repayment of long-term debt	(1.2)	(2.0)
Dividends paid	—	(25.0)
Payment of deferred financing costs	—	(0.1)
Purchases of common stock	—	(1.2)

Net cash provided by (used in) financing activities	(2.4)	(2.9)
Effect of exchange rates on cash	(0.5)	0.5

Net (decrease) in cash	(2.7)	(0.7)
Cash and cash equivalents at beginning of period	14.8	9.6

Cash and cash equivalents at end of period	$12.1	$8.9